Exhibits 5.1 & 23.2

RANDY R. SHORB
E. ANDREW JOHNSON
LUKE A. BOMER
WHITNEY M. ESCHENHEIMER
TREVOR L. HUGHES
JOSHUA D. POOVEY
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STEPHANIE D. BARBEROUSSE
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JASON L. CALLAWAY
MAEGAN M. MURDOCK
AUSTIN W. CANFIELD

JOHNSON & JONES, P.C. Attorneys and Counselors at Law TWO WARREN PLACE 6120 S. YALE AVENUE SUITE 500 TULSA, OKLAHOMA 74136 Telephone: (918) 584-664 Fax: (888) 789-094 www.johnson-jones.com	Of Counsel KENNETH E. DORNBLASER -------------------- Founders JOHN B. JOHNSON, JR. (1933-2015) C. ROBERT JONES (1936-2023) W. THOMAS COFFMAN (1940-2007)

June 25, 2024
AAON, Inc.
2425 S. Yukon
Tulsa, Oklahoma 74107

Re: AAON, Inc. 2024 Long-Term Incentive Plan Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Post-Effective Amendment No. 1 to the Prior Registration Statements (as defined below) on Form S-8 (the “Amendment”) of AAON, Inc., a Nevada corporation (the “Company”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to certain shares (the “Shares”) of common stock, par value $0.004 per share (the “Common Stock”) of the Company that may be issued under the Company’s 2024 Long-Term Incentive Plan (the “2024 Plan”). The Shares were originally registered upon the filing of (i) Registration No. 333-212863 on August 3, 2016; (ii) Registration No. 333-226512 on August 2, 2018; and (iii) Registration No. 333-241538 on August 6, 2020 (the “Prior Registration Statements”) for issuance under the Company’s 2016 Long-Term Incentive Plan (as amended, the “2016 Plan”). The maximum number of such Shares is 3,743,467, as further described in the “Explanatory Note” to the Amendment. This opinion is being furnished in accordance with the requirements of Item 8(a) of form S-8 and Item 601(b)(5)(i) of Regulation S-K.

As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records or other documents as we have deemed relevant as a basis for our opinion hereinafter expressed. Where factual matters material to this opinion were not independently established, we have relied upon certificates and/or representations of current executive officers and responsible employees of the Company and upon such other data as we deem to be appropriate under the circumstances.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly and validly authorized and, when issued, will be validly issued, fully paid and nonassessable.

This opinion is based solely upon existing applicable laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Prior Registration Statements.

Very truly yours,

/s/ Johnson & Jones, P.C.
JOHNSON & JONES, P.C.